COLUMBIA FINANCIAL, INC.
RECEIVES REGULATORY APPROVALS FOR ACQUISITION OF
STEWARDSHIP FINANCIAL CORPORATION

Fair Lawn, New Jersey, October 21, 2019 - Columbia Financial, Inc. (Nasdaq: CLBK) (the “Company”), the holding company for Columbia Bank, today announced that the Company and Stewardship Financial Corporation (“Stewardship”) have received the requisite regulatory approvals from the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the New Jersey Department of Banking and Insurance necessary to complete the Company’s acquisition of Stewardship and the related merger of Atlantic Stewardship Bank with and into Columbia Bank.

The transaction is expected to close on November 1, 2019 and is subject to customary closing conditions. Until the transaction closing date, each institution will continue serving customers and daily operations will remain as usual.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as the Bank’s mid-tier stock holding company. The Company is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas through its 52 full-service banking offices.

Forward-Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on the Company’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the merger completion, the business plans and integration efforts once the transaction is complete, the Company’s ability to realize growth and efficiencies through the acquisition of Stewardship and Atlantic Stewardship Bank, the Company’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on the Company’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether each of the other conditions to closing set forth in the merger agreement will be met, the Company’s ability to integrate Atlantic Stewardship Bank as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, other risks and uncertainties may be described in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.